UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

DiamondRock Hospitality Company
(Exact name of registrant as specified in its charter)

Maryland	001-32514	20-1180098
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800 Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1150

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2009, the Board of Directors (the “Board”) of DiamondRock Hospitality Company (the “Company”) adopted a new form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into with each member of the Board and each of the Company’s executive officers. The Indemnification Agreement replaces the Company’s existing indemnification agreements and, in general, provides for indemnification (and advance of expenses) to the fullest extent permitted by law, subject to the terms and conditions provided in the Indemnification Agreement. The Indemnification Agreement provides that the Company will (except in certain limited circumstances) indemnify the indemnitee against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed criminal, civil, administrative or investigative action brought against the indemnitee or in which he or she otherwise becomes involved as a witness by reason of his or her relationship with the Company. The Indemnification Agreement also provides for indemnification rights regarding proceedings brought by or in the right of the Company. In addition, the Indemnification Agreement provides for the advance of expenses incurred by the indemnitee in connection with any proceeding covered by the Indemnification Agreement, provided that the indemnitee submits a written affirmation of his or her good faith belief that he or she has met the applicable standard for indemnification and a written undertaking to repay the advanced amounts if, upon conclusion of the proceeding, it is ultimately established that the indemnitee was not entitled to indemnification.

A copy of the form of Indemnification Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The description above of the Indemnification Agreement is qualified in its entirety by reference to the form of Indemnification Agreement filed herewith.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2009, William W. McCarten announced his intention to retire as Executive Chairman of the Board of the Company, effective December 31, 2009. Mr. McCarten will continue as the non-executive Chairman of the Board effective as of January 1, 2010. As non-executive Chairman, Mr. McCarten will receive remuneration for his services in 2010 of (i) an annual cash retainer of $280,000 and (ii) an equity award with a value not less than $50,000, based on the closing stock price for the Company’s common stock on the New York Stock Exchange on the date of grant or such greater value as the Compensation Committee of the Board may determine to grant to the other non-executive directors of the Company for 2010. The cash retainer will be paid on a quarterly basis and the equity award will be granted at the same time as such grants are made to the other non-executive directors of the Company.

Pursuant to Section 2(h) of that certain Severance Agreement, made as of March 9, 2007, between Mr. McCarten and the Company (the “McCarten Severance Agreement”), the Board has designated Mr. McCarten an eligible retiree. As an eligible retiree, Mr. McCarten shall, in accordance with Section 3(d) of the McCarten Severance Agreement, be entitled to receive the benefits set forth in Sections 3(a) and 3(d) of the McCarten Severance Agreement, including payment of accrued salary, a cash bonus for 2009 and continued vesting of time-based restricted stock awards, and shall be entitled to the continued vesting of stock appreciation rights and dividend equivalent rights as set forth in that certain (i) Stock Settled Stock Appreciation Rights Agreement, dated March 4, 2008 and (ii) Dividend Equivalent Rights Agreement, dated March 4, 2008 and amended December 30, 2008.

In conjunction with the designation of Mr. McCarten as an eligible retiree, the Company expects to record a non-cash charge of approximately $1.0 million during the quarter ended December 31, 2009.

Effective December 31, 2009, Michael D. Schecter will be leaving his position as Executive Vice President, General Counsel and Corporate Secretary of the Company. In connection with his departure, Mr. Schecter entered into a Severance Letter (the “Severance Letter”) with the Company as contemplated by Section 3(a) of that certain Severance Agreement, made as of March 9, 2007, between Mr. Schecter and the Company (the “Schecter Severance Agreement”). Under the terms of the Severance Letter and in accordance with Section 3(b) of the Schecter Severance Agreement, (i) Mr. Schecter will receive a lump sum payment of $1.0 million, which is equal to two times the sum of his current base salary and his target annual bonus; (ii) his unvested restricted stock awards will vest on December 31, 2009; and (iii) Mr. Schecter will be entitled to continued health coverage for himself, his spouse and dependents for eighteen months. Also, Mr. Schecter will be paid his accrued and unpaid salary and his target bonus for 2009.

The Board exercised its discretion to accelerate the vesting of Mr. Schecter’s stock appreciation rights (“SARs”) and dividend equivalent rights (“DERs”) as set forth in that certain (i) Stock Settled Stock Appreciation Rights Agreement, dated March 4, 2008 and (ii) Dividend Equivalent Rights Agreement, dated March 4, 2008 and amended December 30, 2008, and Mr. Schecter’s SARs and DERs will vest on December 31, 2009. Pursuant to the Stock Settled Stock Appreciation Rights Agreement, Mr. Schecter may exercise any or all of his vested SARs within three months of December 31, 2009.

In conjunction with Mr. Schecter leaving his position as Executive Vice President, General Counsel and Corporate Secretary of the Company, the Company expects to record a non-recurring charge of approximately $1.6 million during the quarter ended December 31, 2009.

A copy of the Severance Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The description above of the Severance Letter is qualified in its entirety by reference to the Severance Letter filed herewith.

Mr. Schecter will not execute the Company’s new Indemnification Agreement, but his existing indemnification agreement with the Company is still in full force and effect.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2009, the Board amended and restated the bylaws of the Company, effective immediately, to, among other things, (a) reflect recent changes to the Maryland General Corporation Law, (b) take account of changes to the New York Stock Exchange rules, (c) address recent developments in public company governance, (d) clarify certain corporate procedures and (e) make certain other enhancements and technical corrections. Among the changes effected by the amendment and restatement are the following:

•	remove reference to the specific day and month of the annual meeting of stockholders;

•	further clarify the procedures for stockholders to call a special meeting of stockholders;

•	provide for “householding” of notices;

•	provide that a minor irregularity in providing notice of a stockholders meeting will not affect the validity of the meeting;

•	provide that a special meeting of stockholders may be called by stockholders entitled to cast not less than a majority of all votes entitled to be cast at the meeting;

•	clarify the power of the Company to postpone a meeting;

•	clarify the responsibilities of the inspectors and retain for the chairman of the meeting, if desired, the responsibility for determining the existence of a quorum and the result of the election;

•	more fully develop the advance notice provisions for stockholder nominations for director and stockholder business proposals;

•	require stockholders to notify the Secretary of the Company of director nominations and other stockholder proposals not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement;

•	expand the information required to be disclosed by the stockholder making the proposal or nomination, including (i) the extent to which the stockholder proponent has entered into any hedging transaction or other arrangement with the effect or intent of mitigating or otherwise managing benefit, loss or risk of share price changes or increasing or decreasing the proponent’s voting power in the stock of the Company or any affiliate of the Company, (ii) the proponent’s investment strategy or objective and any related disclosure document that the proponent has provided to its investors and (iii) qualifications of any director to serve on the Board and other information required by the director and officer questionnaire in connection with the Company’s annual meeting;

•	require, as part of the existing verification process, that the stockholder, upon request, update information provided to the Company and notify the Company of any change in such information;

•	clarify that a director may resign by delivering his or her resignation by methods in addition to written notice (e.g., at a meeting of the Board), thereby allowing the Board to act on the resignation instead of waiting for a written resignation;

•	remove references to provisions concerning loss of deposits and the giving of bonds by officers, agents or employees of the Company;

•	clarify that directors and officers may rely on information prepared or presented by others whom the director or officer reasonably believes to be reliable and competent in the matters presented;

•	authorize the Board and stockholders to ratify prior actions or inactions of the Company;

•	facilitate Board action in the event of a catastrophic emergency in which a quorum cannot readily be obtained;

•	provide expressly that a stockholder is not entitled to a stock certificate and make other revisions to more fully comply with the New York Stock Exchange’s recently adopted Direct Registration System eligibility requirements;

•	delete language regarding the closing of transfer books in lieu of fixing a record date; and

•	further clarify that subsequent amendments to Article XII of the bylaws do not alter a director or officer’s entitlement to indemnification and advancement of expenses.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Company’s Third Amended and Restated Bylaws attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 8.01.	Other Events

On December 15, 2009, the Board approved the appointment of William J. Tennis as Executive Vice President, General Counsel and Corporate Secretary of the Company, effective January 4, 2010. In this role, Mr. Tennis will join the Company’s executive management team and manage its legal and corporate governance matters.

In connection with Mr. Tennis’s appointment, the Compensation Committee of the Board approved a letter agreement between the Company and Mr. Tennis, which outlines his salary and benefits for 2010. Under the letter agreement, Mr. Tennis’s 2010 annual salary will be $305,000. In addition, Mr. Tennis will be eligible for an annual cash bonus, with a target bonus of 66% of his base salary. Mr. Tennis’s cash bonus plan will also include a threshold and a maximum bonus of 33% and 100%, respectively, of his base salary. Mr. Tennis will receive an annual award of $500,000 in equity-based incentive compensation at the same time the Compensation Committee of the Board makes its annual grants to the other executive officers of the Company. The award will vest on the same schedule as the grants to the other executive officers. On December 16, 2009, the Company and Mr. Tennis entered into an indemnification agreement, substantially in the form entered into by other executive officers. The Company and Mr. Tennis also entered into a severance agreement, substantially in the form entered into by other executive officers, except that Mr. Tennis’s severance agreement does not include a tax gross-up provision.

Mr. Tennis joins the Company after 17 years at Marriott International, Inc. (NYSE: MAR) where he served in various capacities in the legal department. For the last several years, Mr. Tennis has served in a business capacity as Senior Vice President responsible for the Global Asset Management Group. This group oversaw and coordinated solutions for Marriott-branded hotels that encountered significant economic distress. In this role, Mr. Tennis was involved in numerous hotel restructurings and transactions with various hotel owners and lenders. Mr. Tennis brings with him an extensive knowledge of the law, hotel ownership groups, and a current understanding of the opportunities for acquiring distressed hotels.

Mr. Tennis joined the legal department of Marriott in 1992 after practicing corporate law in New York where he focused on mergers and acquisitions, leveraged buyouts and other corporate finance transactions with the law firm of Richards & O’Neil. Mr. Tennis graduated magna cum laude from Harvard University and received his law degree from The New York University Law School.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
3.2	Third Amended and Restated Bylaws of DiamondRock Hospitality Company

10.1	Form of Indemnification Agreement

10.2	Severance Letter, dated as of December 16, 2009, by and between DiamondRock Hospitality Company and Michael D. Schecter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: December 16, 2009	By:	/s/ Sean M. Mahoney
Sean M. Mahoney Executive Vice President and Chief Financial Officer

Exhibit Number	Description
3.2	Third Amended and Restated Bylaws of DiamondRock Hospitality Company

10.1	Form of Indemnification Agreement

10.2	Severance Letter, dated as of December 16, 2009, by and between DiamondRock Hospitality Company and Michael D. Schecter